Exhibit 99.1

Motorola Solutions Announces Leadership Change

Gino Bonanotte Named Acting Chief Financial Officer

SCHAUMBURG, Ill. – Aug. 14, 2013 – Motorola Solutions, Inc. (NYSE: MSI) today announced that Gino A. Bonanotte has been named acting chief financial officer. Bonanotte, 48, will report to Chairman and CEO Greg Brown and will replace Ed Fitzpatrick, who will be leaving the company. The company has initiated a search for a permanent CFO and is targeting to complete that process by the close of 2013.

“Gino’s financial and operational understanding of our business will serve the company well as we continue to execute on our strategies for growth,” Brown said. “We are pleased to have Gino assume this role as we undertake our search.

“I want to personally thank Ed for his 15 years of service to Motorola, including serving as our CFO since early 2009. Ed successfully led the finance organization over the past four years, especially in its transition from Motorola to Motorola Solutions. He also played a key role in the establishment of our financial long range plan. We wish him all the best in his future endeavors.”

Bonanotte, previously corporate vice president overseeing financial operations for the company’s sales and product operations organization, joined Motorola in 1988 and has held a number of key global financial leadership positions in his 25 years with the company including corporate financial planning, supply chain, strategy and market business development, mergers and acquisitions, and joint ventures. He served on the board of directors for Vertex and other joint ventures in Latin America.

Bonanotte earned a bachelor’s degree in business from Northern Illinois University and a master’s degree in business administration from the University of Chicago’s Booth School of Business.

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CONTACT INFORMATION

Nick Sweers

Motorola Solutions

+1 847-576-2462

nicholas.sweers@motorolasolutions.com

Shep Dunlap

Motorola Solutions

+1 847-576-6899

shep.dunlap@motorolasolutions.com

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical communication solutions and services for enterprise and government customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our newsroom or subscribe to our news feed.

Attachment for biography

Gino A. Bonanotte, 48, acting chief financial officer, most recently served as corporate vice president overseeing financial operations for the Motorola Solutions’ sales and product operations organization. He joined Motorola in 1988 and has held a number of key global financial leadership positions in his 25 years with the company including corporate financial planning, supply chain, strategy and market business development, mergers and acquisitions, and joint ventures. He served on the board of directors for Vertex and other joint ventures in Latin America.

Bonanotte earned a bachelor’s degree in business from Northern Illinois University and a master’s degree in business administration from the University of Chicago’s Booth School of Business.